Exhibit 1

Group Secretariat

Level 20, 275 Kent Street

Sydney NSW 2000 Australia

Phone +61 (0)2 8219 8990

Facsimile + 61 (0)2 8253 1215

www.westpac.com.au

30 November 2017

Market Announcements Office

ASX Limited

20 Bridge Street

SYDNEY NSW 2000

Dear Sir / Madam

BANKS CALL FOR CERTAINTY AND STABILITY

Attached is a letter from the Chairmen and Chief Executive Officers of the major Australian banks to the Commonwealth Treasurer regarding an inquiry into the banking and finance sector.

Yours sincerely,

Tim Hartin

Company Secretary

30 November 2017

The Hon. Scott Morrison, MP

Treasurer

Parliament House

CANBERRA ACT 2600

Via Email

Dear Treasurer

We are writing to you as the leaders of Australia’s major banks. In light of the latest wave of speculation about a parliamentary commission of inquiry into the banking and finance sector, we believe it is now imperative for the Australian Government to act decisively to deliver certainty to Australia’s financial services sector, our customers and the community.

Our banks have consistently argued the view that further inquiries into the sector, including a Royal Commission, are unwarranted. They are costly and unnecessary distractions at a time when the finance sector faces significant challenges and disruption from technology and growing global macroeconomic uncertainty.

However, it is now in the national interest for the political uncertainty to end. It is hurting confidence in our financial services system, including in offshore markets, and has diminished trust and respect for our sector and people. It also risks undermining the critical perception that our banks are unquestionably strong.

As you know our banks have acknowledged that we have not always got it right, and have made mistakes. Together with the Government and regulators, since 2014 we have been taking action to fix issues, and improve what we do and how we do it. We have collectively appeared before, or taken part in 51 substantial reviews, investigations and inquiries since the global financial crisis, 12 of which are ongoing. We continue to demonstrate our commitment to doing the right thing by our customers and seeking to ensure those genuinely affected by these mistakes are appropriately compensated.

A strong, well-regulated and well-governed banking system is in the interests of all Australians and is critical to job creation and fairness. The strong credentials of the banking system ensured Australians were spared the worst of the Global Financial Crisis, and have been fundamental to the ongoing performance of our economy despite global and domestic political turmoil.

We now ask you and your government to act to ensure a properly constituted inquiry into the financial services sector is established to put an end to the uncertainty and restore trust, respect and confidence.

In our view, a properly constituted inquiry must have several significant characteristics. It should be led by an eminent and respected ex judicial officer. Its terms of reference should be thoughtfully drafted and free of political influence. Its scope should be sufficient to cover the community’s core concerns which include banking, insurance, superannuation and non-ADI finance providers. Further to avoid confusion and inconsistency, the inquiry must to the most practical extent replace other ongoing inquiries.

It is vital that the terms of any inquiry consider the many reviews and inquiries that have been conducted into the banking sector in recent years; the significant government and industry-led reforms that have been and will shortly be implemented; the 44 recommendations made in the Financial System Inquiry in 2014; and the broad and positive contribution that banks make to the Australian economy and to millions of customers and shareholders.

It is also important that any inquiry reports back in a timely manner so that we can have certainty about the findings and move forward to implement any recommendations.

We will work hard to ensure our contribution to any process helps to further strengthen Australia’s financial services system.

Throughout this, our focus will remain on our customers. We are proud of the work our people do every day to support them. That work continues.

Yours faithfully,

David Gonski, AC	Shayne Elliott
ANZ Chairman	ANZ Chief Executive Officer

Catherine Livingstone, AO	Ian Narev
CBA Chairman	CBA Chief Executive Officer

Ken Henry, AC	Andrew Thorburn
NAB Chairman	NAB Chief Executive Officer

Lindsay Maxsted	Brian Hartzer
Westpac Chairman	Westpac Chief Executive Officer